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                                                                    EXHIBIT (12)
                              BANPONCE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


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                                                                                       Year Ended December 31,
                                                             ---------------------------------------------------------------------
                                                Second
                                                Quarter
                                                  1995           1994            1993           1992           1991           1990
 Income before income taxes                    $ 45,124       175,177         132,140        100,145       $ 72,164       $ 72,606

 Fixed charges:
     Interest expense                           126,698       351,633         280,008        300,136        387,134        281,561

     Estimated interest component of net
         rental payments                          1,392         5,568           4,827          4,691          4,674          3,007

     Total fixed charges including
         interest on deposits                   128,090       357,201         284,835        304,826        391,808        284,568

     Less: Interest on deposits                  84,585       247,726         219,447        253,375        323,717        257,099

     Total fixed charges excluding
         interest on deposits                    43,505       109,475          65,388         51,451         68,091         27,469

 Income before income taxes and fixed
     charges (including interest on
     deposits)                                 $173,214      $532,378        $416,975       $404,971       $463,972       $357,174

 Income before income taxes and fixed
     charges (excluding interest on
     deposits)                                 $ 88,629      $284,652        $197,528       $151,596       $140,255       $100,075

 Preferred stock dividends                     $  2,087      $  4,630        $    770       $    770       $    807          --



 Ratio of earnings to fixed charges
     Including Interest on Deposits                 1.4           1.5             1.5            1.3            1.2            1.3

     Excluding Interest on Deposits                 2.0           2.6             3.0            2.9            2.1            3.6

 Ratio of earnings to fixed charges &
     Preferred Stock Dividends

     Including Interest on Deposits                 1.3           1.5             1.5            1.3            1.2            1.3

     Excluding Interest on Deposits                 1.9           2.5             3.0            2.9            2.0            3.6

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